Exhibit 1.16

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s CDC Factory Solution is Implemented

By Boots Contract Manufacturing, A Leading Manufacturer of Healthcare

Products in Europe

SHANGHAI, ATLANTA, March 23, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced that Boots Contract Manufacturing (BCM), a member of the Alliance Boots group of companies, has implemented CDC Factory as its manufacturing operations management (MOM) system. BCM intends to use CDC to help drive productivity improvements and cost savings throughout its manufacturing plant.

BCM, one of Europe’s leading manufacturers of beauty and healthcare products, including toothpaste, deodorant and cosmetics, and the iconic No.7 European brand, has gone live with CDC Factory at its Nottingham, U.K. plant in less than six weeks

BCM has been a leader in developing and manufacturing health and beauty products since 1935 when its first U.K. factory was opened. It now has its original manufacturing facility in Nottingham, U.K. along with sites in Vitre, France; Frankfurt, Germany and one assembly plant in Walbrzych, Poland. BCM produces more than 5,000 different types of products representing 350 million units every year.

Installing the CDC Factory software was part of BCM’s operational excellence program, which targets cost saving initiatives across the U.K. factory. A Factory Profit Audit conducted jointly by CDC Factory and the BCM factory team identified areas it believed could generate immediate cost savings and an estimated six percent efficiency improvement across its factory lines when leveraging CDC Factory for accessing key operating metrics, such as Overall Equipment Effectiveness (OEE).

After evaluating CDC Factory, the team recognized the benefits of empowering the shop floor teams with real-time intelligence and performance metrics which encouraged immediate actionable decisions to be made.

Steve Parr, BCM Factory general manager said: “We chose CDC Factory after a thorough evaluation process of several products which we believe revealed that CDC Factory was truly the only packaged solution. We also liked how the CDC Factory team understood and focused on the importance of achieving real return on investment (ROI) and systematic cost reductions quickly.

“CDC Factory has gone live within the six week time line and we are now focused on delivering real savings on the plant floor quickly. After the CDC Factory Profit Audit, we realized that CDC Factory has been designed with shop floor workers in mind and empowers them to take ownership of improvement opportunities.”

“I am delighted that BCM joins our growing list of world class manufacturers implementing CDC Factory as part of their continuous improvement initiatives to drive down costs and improve plant performance,” said Mark Sutcliffe, president of CDC Factory product line, CDC Software.

CDC Factory is a packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. It combines shop floor data capture, paperless quality management, packaged metrics like Overall Equipment Effectiveness (OEE), manufacturing analytics and executive scorecards. Pre-built continuous Improvement capabilities combined with an implementation model focused on business transformation means organizations can deliver improvement results rapidly from project commencement.

About Boots Contract Manufacturing

A member of the Alliance Boots group of companies, Boots Contract Manufacturing (BCM) has been producing high quality health and beauty products at its United Kingdom (UK) manufacturing plant since 1935. During this time BCM has created many famous Boots brands both in the U.K. and in international markets. These include No.7 and 17 color cosmetics, the Soltan sun care range, Natural Collection and Botanics. Boots Contract Manufacturing produces and develops a wide range of high quality products for internal and external customers.

About CDC Factory

CDC Factory is a packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based SaaS or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software has made numerous successful acquisitions over the years as part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our solutions’ ability to help BCM or our other customers expand business, increase capacity, reduce costs, engage workforces, increase line efficiencies, improve labor utilization, reduce changeover times, address variability and minor stops, standardize metrics and data, our beliefs regarding CDC Factory’s ability to provide real-time workforce empowerment and real-time visibility into operating metrics, beliefs regarding the suitability of CDC Factory for any particular business or customer, our ability to manage change within an organization and incorporate best practices, our beliefs regarding the adoption of CDC Factory by food manufacturers and the reasons therefore, our ability to continue to grow in the future and focus on the global food manufacturing industry, the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor, metrics, operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.